The New Economy Fund
333 South Hope Street
Los Angeles, California 90071-1406
Phone (213) 486 9320

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$25,438
Class B	$0
Class C	$0
Class F	$288
Total	$25,726
Class 529-A	$141
Class 529-B	$0
Class 529-C	$0
Class 529-E	$2
Class 529-F	$2
Class R-1	$0
Class R-2	$0
Class R-3	$52
Class R-4	$69
Class R-5	$331
Total	$597

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0745
Class B	$0.0000
Class C	$0.0000
Class F	$0.0805
Class 529-A	$0.0810
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0227
Class 529-F	$0.0675
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0293
Class R-4	$0.0857
Class R-5	$0.1329

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	307,248
Class B	8,402
Class C	4,386
Class F	4,983
Total	325,019
Class 529-A	2,233
Class 529-B	437
Class 529-C	686
Class 529-E	129
Class 529-F	40
Class R-1	177
Class R-2	2,706
Class R-3	2,184
Class R-4	1,344
Class R-5	3,307
Total	13,243

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$22.98
Class B	$22.05
Class C	$21.96
Class F	$22.88
Class 529-A	$22.93
Class 529-B	$22.28
Class 529-C	$22.30
Class 529-E	$22.75
Class 529-F	$22.92
Class R-1	$22.47
Class R-2	$22.47
Class R-3	$22.75
Class R-4	$22.94
Class R-5	$23.10